UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — January 3, 2017

ASSURED GUARANTY LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-5700
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)    As previously disclosed, the Board of Directors of Assured Guaranty Ltd. (the “Company”) authorized the Company to use a portion of its share repurchase program to repurchase up to 297,131 common shares from its Chief Executive Officer and up to 23,062 common shares from its General Counsel. On January 3, 2017, the Chief Executive Officer executed a share repurchase agreement with the Company which provided for the Company to repurchase 297,131 common shares from him pursuant to this authorization. On January 5, 2017, the General Counsel executed a share repurchase agreement with the Company which provided for the Company to repurchase 23,062 common shares from him pursuant to this authorization. These repurchases occurred on January 6, 2017 at a per share price equal to $38.73, the closing price of a common share of the Company on the New York Stock Exchange on such date, with the Chief Executive Officer receiving aggregate proceeds of $11,507,883.63 and the General Counsel receiving aggregate proceeds of $893,191.26 from such repurchases.
The Company’s Chief Executive Officer and the Company’s General Counsel also separately received 297,131 and 23,062 common shares, respectively, on January 6, 2017 in settlement of 297,131 share units and 23,062 share units which such officers held in the employer stock fund of the Assured Guaranty Ltd. Supplemental Employee Retirement Plan (the “AGL SERP”). The distribution of shares in settlement of the units was required to occur in January 2017 pursuant to the terms of an amendment adopted in 2011 to the AGL SERP. Such amendment was adopted to comply with requirements of Section 409A of the Internal Revenue Code (the “Code”) and Section 457A of the Code, which required all grandfathered amounts (within the meaning of Section 457A of the Code), including the units in the employer stock fund in the AGL SERP, to be included in the income of the applicable participant no later than 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

By:    /s/ James M. Michener_______
Name:    James M. Michener
Title:    General Counsel

DATE: January 9, 2017

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